                                                                    EXHIBIT h(5)

                            ADMINISTRATION AGREEMENT

         AGREEMENT made the [ ] day of [ ]1999, by and between NEW ENGLAND FUNDS TRUST III, a Massachusetts business trust (the "Fund"), with respect to its [ ] series (the "Series"), and NEW ENGLAND FUNDS MANAGEMENT, L.P., a Delaware limited partnership (the "Manager").

                                   WITNESSETH:

         WHEREAS, the Fund and the Manager have entered into an Advisory Agreement pursuant to which the Manager (or certain other parties acting pursuant to delegation from the Manager) performs certain portfolio management and administrative services for the Series;

         WHEREAS, the Fund and the Manager wish to enter into a further agreement whereby the Manager provides or procures certain additional services necessary to the operation of the Series;

         NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

         1. (a) The Fund hereby employs the Manager to furnish the Fund with Administrative Services (as defined in Section 2 hereof), subject to the authority of the Manager to delegate any or all of its responsibilities hereunder to other parties as provided in Section 1(b) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as permitted by Section 1(b) hereof) and to assume the obligations herein set forth, for the compensation herein provided.

            (b) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Administrative Services to one or more other parties (each such party, an "Administrator") selected by the Manager. Any Administrator may (but need not) be affiliated with the Manager.

         2. As used in this Agreement, "Administrative Services" means the provision to the Fund, by or at the expense of the Manager, of the following:

            (a) office space in such place or places as may be agreed upon from time to time by the Fund and the Manager, and all necessary office supplies, facilities and equipment;

            (b) necessary executive and other personnel for managing the affairs of the Series (exclusive of those related to and to be performed under contract for custodial, transfer, dividend and plan agency services by the entity or entities selected to perform such services and exclusive of any managerial functions described in Section 4); and

            (c) compensation, if any, of trustees of the Fund who are directors, officers or employees of the Manager, any Sub-Adviser (as defined in the Advisory Agreement) or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Administrator.

         3. The Manager shall bear, or reimburse the Fund for, each of the following expenses:

            (a) the costs of printing and mailing the items referred to in sub-section (k) of this section 3;

            (b) compensation of trustees of the Fund who are not directors, officers or employees of the Manager, any Sub-Adviser or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Administrator;

            (c) registration, filing and other fees in connection with requirements of regulatory authorities;

            (d) the charges and expenses of any entity appointed by the Fund for custodial, paying agent, shareholder servicing and plan agent services;

            (e) charges and expenses of independent accountants retained by the Fund;

            (f) charges and expenses of any transfer agents and registrars appointed by the Fund; provided, that the Manager shall not be required to pay the charges and expenses of any such transfer agent to the extent that such charges and expenses are paid by any third party;

            (g) taxes and fees payable by the Fund to federal, state or other governmental agencies;

            (h) the cost of certificates representing shares of the Fund;

            (i) legal fees and expenses in connection with the routine affairs of the Fund, including registering and qualifying its shares with Federal and State regulatory authorities;

            (j) expenses of meetings of shareholders and trustees of the Fund;

            (k) the costs of services, including services of counsel, required in connection with the preparation of the Fund's registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities; and

            (l) the Fund's expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

         4. Nothing in this Agreement shall require the Manager to bear or reimburse the Fund for:

            (a) any of the costs of preparing, printing and distributing sales literature;

            (b) brokers' commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

            (c) interest, including interest on borrowings by the Fund; or

            (d) extraordinary expenses, including litigation expenses, incurred by the Fund.

         5. All activities undertaken by the Manager or any Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

         6. The services to be provided by the Manager and any Administrator hereunder are not to be deemed exclusive and the Manager and any Administrator shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

         7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in the amount set forth in Schedule A hereto (or such lesser amount as the Manager may from time to time agree to receive). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

         8. If the total of all ordinary business expenses of the Fund as a whole (including investment advisory fees but excluding interest, taxes, portfolio brokerage commissions, distribution-related expenses and extraordinary expenses) for any fiscal year exceeds the lowest applicable percentage of average net assets or income limitations prescribed by any state in which shares of the Series are qualified for sale, the Manager shall pay such excess. Solely for purposes of applying such limitations in accordance with the foregoing sentence, the Series and the Fund shall each be deemed to be a separate fund subject to such limitations. Should the applicable state limitation provisions fail to specify how the average net assets of the Fund or belonging to the Series are to be calculated, that figure shall be calculated by reference to the average daily net assets of the Fund or the Series, as the case may be.

         9. It is understood that any of the shareholders, trustees, officers, employees and agents of the Fund may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Fund, the partnership agreement of the Manager or specific provisions of applicable law.

         10. This Agreement shall become effective as of the date set forth above, and

            (a) this Agreement may at any time be terminated on [sixty] days' written notice to the Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series;

            (b) this Agreement shall automatically terminate in the event of its assignment;

            (c) this Agreement may be terminated by the Manager on [ninety] days' written notice to the Fund;

            (d) if New England Funds, L.P., the Fund's principal underwriter, requires the Fund or the Series to change its name so as to eliminate all references to the words "New England" or the letters "TNE" pursuant to the provisions of the Fund's Distribution Agreement relating to the Series with said principal underwriter, this Agreement shall automatically terminate at the time of such change unless the continuance of this Agreement after such change shall have been specifically approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval; and

            (e) this Agreement shall terminate automatically at such time as the Series shall no longer invest all (or substantially all) of its investment assets in one or more registered, open-end management investment companies, or separate series thereof, in accordance with
         Section 12(d)(1)(E) or 12(d)(1)(G) of the Investment Company Act of 1940 (the "1940 Act").

         Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

         11. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the trustees of the Fund [who are not interested persons of the Fund or the Manager].

         12. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities "belonging to" the Series shall have the meaning defined in the Fund's Agreement and Declaration of Trust as amended from time to time.

         13. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEW ENGLAND FUNDS TRUST III
on behalf of its [                                   ] series


By: ________________________________
Name:    Bruce Speca
Title:   President


NEW ENGLAND FUNDS MANAGEMENT, L.P.
By NEF Corporation, its general partner


By: ________________________________
Name:    John E. Pelletier
Title: Managing Director, Senior Vice President, General Counsel, Secretary & Clerk

                                     NOTICE

         A copy of the Agreement and Declaration of Trust establishing New England Funds Trust III (the "Fund") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Fund's [ ] series (the "Series") on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.